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Exhibit 99

        United States Cellular Corporation
8410 West Bryn Mawr
Suite 700
Chicago, Illinois 60631

March 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Re:	Confirmation of Arthur Andersen, LLP Representations

Ladies and Gentlemen:

        Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, United States Cellular Corporation (the "Company") has obtained a letter of representation from Arthur Andersen LLP ("Andersen"), the independent public accountant engaged by the Company to examine the Company's financial statements (the "Financial Statements") that are included in the Form 10-K to which this letter is filed as an exhibit, stating that:

  •
  the audit of the Financial Statements was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; and

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  there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,
UNITED STATES CELLULAR CORPORATION
By:	/s/ JOHN T. QUILLE Name: John T. Quille Title: Vice President and Controller (Principal Accounting Officer)

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  Exhibit 99